EXHIBIT 14

HOOPER HOLMES, INC.

CODE OF CONDUCT AND ETHICS

Hooper Holmes (“Company”) regards its business reputation as a paramount value. The Company complies with all domestic and foreign laws and expects all employees, officers and directors (“you”) to do the same. Hooper Holmes will stand behind the services it provides and the assurances it makes regarding them. It will be candid and forthright, always. Quite simply, what Hooper Holmes says it will do, it will do.

The Company has adopted this Code of Conduct and Ethics (“Code”) not merely to comply with all applicable laws but to ensure the conduct of its business in accordance with the highest standards of integrity.

Legal Compliance

Hooper Holmes requires that you comply with all applicable laws, rules and regulations wherever the Company does business. In this you are expected to use good judgment and common sense and to seek advice if you are uncertain.

If you should become aware of any violation of law by the Company or anyone acting on behalf of the Company, it is your responsibility to report the violation promptly to the Company’s general counsel. Although Hooper Holmes seeks to address any such matters internally, nothing in this Code should prevent you from reporting any illegal activity to the appropriate legal authority. The Company will not discriminate or retaliate against you if you in good faith report such violation. Further, this Code should not be construed to prohibit you from testifying or otherwise participating in any proceeding or investigation that may follow.

Antitrust

Hooper Holmes is subject to antitrust laws within the United States, and also in its international operations. In general, these laws prohibit actions or agreements that may restrain trade or reduce competition. Violations include agreements among competitors to fix or control prices, to boycott specific suppliers or customers, to allocate products, territories or markets, or to limit production or sale of products. Any activities with representatives of other companies, competitors, customers or suppliers, may be carefully scrutinized, and care must be taken to ensure that such activities cannot be viewed as antitrust violations.

Foreign Business Operations

The Foreign Corrupt Practices Act prohibits the payment of money or anything of value to a foreign official, foreign political party, or candidate for foreign political office in order to obtain business. It also requires proper accounting controls and accurate and reasonably detailed books and records. There is a reporting requirement for violations or solicitations to violate.

Conflicts of Interest

In simplest terms, you should avoid any position that gives you an interest that conflicts with Hooper Holmes and any situation where your acting for the Company could be influenced or appear to be influenced by personal or family considerations. In dealing with customers, suppliers, competitors and others, you must act entirely in Hooper Holmes’ interest to the total exclusion of personal advantage. You must notify your immediate superior or the general counsel in writing immediately of any relationship that could involve a conflict of interest. Following are some examples of such relationships:

•	Owning a significant financial interest (one percent or more of a publicly-held company or five percent or more of a privately-held company) in the business of a Hooper Holmes customer, supplier or competitor.

•	Any separate, individual relationship with a Hooper Holmes customer, supplier or competitor.

•	An immediate family member who is an employee or consultant for a significant customer or supplier, or who is a competitor of Hooper Holmes.

•	Selling your services or products or those of another person or firm, if Hooper Holmes offers similar services or products.

•	Conducting Hooper Holmes business with a family member or a business organization that you have or your family has an association with.

•	Accepting gifts with a value in excess of $100 or accepting gratuities from a customer supplier, potential supplier or competitor.

•	Association with any business or organization that interferes with your ability to devote full time attention and best efforts to Hooper Holmes.

•	Supervising, reviewing or influencing the job evaluation or compensation of a member of your immediate family.

•	Engaging in any other activity or having any other interest that the Company’s Board of Directors determines to constitute a conflict of interest.

Hooper Holmes reserves the right to determine whether or not a conflict of interest exists and the right to take any action necessary to remove such a conflict of interest.

Accuracy of Records and Public Reports

Accurate information is essential to the Company’s ability to meet legal and regulatory requirements. You are responsible for the accuracy of your records and reports; you must honestly and accurately report all business transactions.

All Company books, records and accounts will be maintained in accordance with all applicable regulations and standards and will accurately reflect the true nature of the transactions they record. The financial statements of the Company will conform to generally accepted accounting rules and the Company’s accounting policies. No undisclosed or unrecorded account or fund will be established for any purpose. No false or misleading entries will be made in the Company’s books or records for any reason, and no disbursement of corporate funds or other corporate property will be made without adequate supporting documentation.

It is the policy of the Company to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission and in other public communications.

Concerns Regarding Accounting or Auditing Matters

Employees with concerns regarding questionable accounting or auditing matters or complaints regarding accounting, internal accounting controls or auditing matters, may confidentially, and anonymously if they wish, submit such concerns or complaints in writing to the Company’s general counsel or may use the toll-free telephone number for the Alertline at 1-800-782-7373. See “Reporting and Compliance Procedures” at page 7 herein. All such concerns and complaints will be forwarded to the Audit Committee of the Board of Directors, unless they are determined on their face to be wholly without merit by the general counsel and CFO of the Company. In any event, a complete record of all complaints will be provided to the Audit Committee of the Board of Directors each fiscal quarter. Any such concerns or complaints may also be communicated, confidentially and, if you desire, anonymously, directly to the Chairman of the Audit Committee.

The Audit Committee will evaluate the merits of any concerns or complaints received by it and authorize such follow-up actions, if any, as it deems necessary or appropriate to address the substance of the concern or complaint.

The Company will not discipline, discriminate against or retaliate against any employee who reports, in good faith, a complaint or concern.

Confidential Information

The protection of confidential business information and trade secrets is vital to the interests and the success of Hooper Holmes. Company procedures, processes and developments are extremely valuable to our continued success and growth. Confidential information includes, but is not limited to, the following kinds of non-public information:

•	Customer preferences, including proprietary information used in determining marketing and research development

•	Non-public financial information

•	Inside information, or material non-public information

•	Information regarding hiring, compensation, discipline, benefits, or termination of any employee

•	Copyright

•	Customers lists

•	Current or possible litigation

•	Pending projects and proposals

•	Research and development strategies

•	Scientific data and prototypes

•	Technological data and prototypes

•	Designs of product and proprietary equipment

•	Pricing strategies

•	Costs

•	Vendors

If you are unsure if information is confidential, you should assume that it is until you confirm otherwise.

There are times when the Company’s confidential or proprietary information may need to be disclosed to outside parties for business reasons. In such instances, you should discuss the need for this disclosure with your department management and the Legal Department. A non-disclosure agreement, signed by an authorized representative of the third-party, must be obtained prior to any release of information. You can obtain non-disclosure agreements from the Legal Department.

You must also abide by any lawful obligations that you have to your former employers. These obligations may include restrictions on the use and disclosure of confidential information, restrictions on the solicitation of former colleagues to work at the Company and non-competition obligations. Any such obligations should be immediately reported to the general counsel.

Public Disclosure

Disgruntled traders in the Company stock may claim to have relied on Company statements that they assert are misleading or incomplete. All of the Company’s public statements, oral or written, must be released only through proper channels. All such statements must be materially accurate and complete, and not contain any material misrepresentations or omissions.

You should not discuss internal Company matters or disseminate internal Company information outside the Company, except as required to perform your duties. All employees have a duty and obligation to maintain confidentiality of non-public information about the Company. Only authorized Company spokespersons may disseminate information outside the Company.

If you are contacted for information about Hooper Holmes, you should decline comment and refer the inquirer to an authorized Company spokesperson, i.e., the Chairman of the Board and CEO, the CFO, or someone specifically designated by either of them.

You are prohibited from posting messages containing Company information in any Internet chat room, message board, news group, or similar forum, even if the posting is to respond to inaccurate information.

Any violation of the Company’s policy on public statements and disclosure will result in disciplinary action, up to and including termination and legal action.

Insider Trading

Securities law prohibits you from buying or selling Company securities while aware of material non-public information, and from disclosing material non-public information to a third party, if the third party may use the information in the buying or selling of securities.

These prohibitions also apply to material non-public information about Hooper Holmes’ customers, suppliers, or potential merger, acquisition, or joint venture candidates. In addition, securities transactions made by a family member, either as an individual or as a representative of another organization, are also subject to securities law.

Violation of securities law can result in civil and criminal penalties. Insider trading violations can also expose the Company and you to civil and criminal liability.

Protection and Proper Use of Corporate Assets

You should always strive to protect the Company’s assets. Theft, carelessness and waste have a direct impact on the Company’s financial performance. You must use the Company’s assets and services solely for legitimate business purposes of the Company and not for any personal benefit or the personal benefit of anyone else.

You should advance the Company’s legitimate interests when the opportunity to do so arises. You must not take for yourself personal opportunities that are discovered through your position with the Company or the use of property or information of the Company.

Gifts and Gratuities

There may be instances where you are offered or given a gift or gratuity from a third party while working for Hooper Holmes. Also, there may be situations where you want to give a gift or gratuity to an outside party. Gifts and gratuities are only acceptable within the following limits:

Accepting Gifts

•	You must report to your manager any gift or gratuity received as a result of your employment at Hooper Holmes.

•	You may not accept gifts, awards, or gratuities for the purpose of influencing business decisions.

•	Any gifts, awards, or gratuities you do receive may not exceed $100 in value.

Giving Gifts

•	Gifts cannot exceed $100 in value.

•	Any gift to be given cannot violate any federal, state, or local law, any generally accepted ethical standards, or the recipient company’s internal policies.

•	Meals and entertainment expenses should be reasonable, and only for the purpose of enhancing the business relationship.

•	In addition, gifts to residents of other countries should be consistent with the cultural norms of such countries.

Accepting or giving any gift, award, gratuity, or benefit in violation of this policy may result in disciplinary action, up to and including termination of employment.

Bribery and Kick-Backs

You may not give anything of value to any public official or to any customer or potential customer, directly or indirectly, as an inducement to influence a law or regulation or to otherwise influence any business transaction. No bribes of any type may be paid to anyone. If you represent Hooper Holmes, you must conduct business in an ethical manner. This will avoid any real or perceived violation of our standards or any applicable laws.

Political Contributions

No Company funds or assets may be directly or indirectly used for political contributions or to support political activities, unless specifically approved by the CEO and general counsel. The term “political contributions” includes local, state, or national fundraising events of all kinds, any funds or gifts, and the free or discounted use of property or services that could be used directly or indirectly to support a political candidate, party, committee, or organization anywhere worldwide.

This prohibition is not intended to limit or restrict your own personal political activities.

Outside Activities

Hooper Holmes encourages your participation in civic, community, or social services. However, you should not do anything that might create the impression that the Company itself participates in or supports these outside activities. You should not use the Company’s name to endorse, associate with, or lend support to any business cause, organization, political party, social activity, or any other association or activity without prior approval of the general counsel.

Waivers of this Code of Conduct and Ethics

While some of the policies contained in this Code must be strictly adhered to and no exceptions can be allowed, in other cases exceptions may be possible. Any employee or officer who believes that an exception to any of these policies is appropriate should first contact his or her immediate supervisor. If the supervisor agrees that an exception is appropriate, the approval of the general counsel must be obtained. The general counsel will be responsible for maintaining a complete record of all requests for exceptions to any of these policies and the disposition of such requests.

Any executive officer or director who seeks an exception to any of these policies should contact the general counsel. Any waiver of this Code for executive officers or directors or any change to this Code that applies to executive officers or directors may be made only by the Board of Directors of the Company and will be disclosed as required by law or stock exchange regulation.

Reporting and Compliance Procedures

You have the responsibility to ask questions, seek guidance, report suspected violations and express concerns regarding compliance with this Code. Any employee or officer who knows or believes that any other employee or representative of the Company has engaged in or is engaging in Company-related conduct that violates applicable law or this Code must report such information to the general counsel as described below. Any executive officer or director who knows or believes that any other employee, director or representative of the Company has engaged in or is engaging in Company-related conduct that violates applicable law or this Code must report such information to the general counsel as described below. You may report such conduct openly or anonymously without fear of retaliation. The Company will not discipline, discriminate against or retaliate against any employee, officer or director who reports such conduct in good faith, whether or not such information is ultimately proven to be correct, or who cooperates in any investigation or inquiry regarding such conduct. Any supervisor who receives a report of a violation of this Code must immediately inform the general counsel.

You may report violations of this Code, on a confidential or anonymous basis, by contacting the Company’s Alertline at 1-800-782-7373. You can leave a recorded message about any violation or suspected violation of this Code. While we prefer that you identify yourself when reporting violations so that we may follow up with you, as necessary, for additional information, you may leave messages anonymously if you wish.

Upon receipt of information regarding an alleged violation of this Code, the recipient, as described above, will (a) evaluate such information; (b) if the alleged violation involves an executive officer or a director, inform the general counsel of the alleged violation; (c) the general counsel will determine whether it is necessary to conduct an information inquiry or a formal investigation and, if so, initiate such an inquiry or investigation; and (d) report the results of any such inquiry or investigation, together with a recommendation as to disposition of the matter, to the CEO for action, or if the alleged violation involves an executive officer or director, report the results of any such inquiry or investigation to the Chairman of the Board. You are expected to cooperate fully with any inquiry or investigation by the Company regarding an alleged violation of this Code. Failure to cooperate with any such inquiry or investigation may result in disciplinary action, up to and including discharge.

The Company will determine whether violations of this Code have occurred and, if so, will determine the disciplinary measures to be taken against any employee who has violated this Code. In the event that the alleged violation involves an executive officer or director, the Board of Directors will determine whether a violation of this Code has occurred and, if so, will determine the disciplinary measures to be taken against such executive officer or director.

Failure to comply with the standards outlined in this Code may result in disciplinary action including, but not limited to, reprimand, warning, probation or suspension without pay, demotion, reduction in salary, discharge and restitution. Certain violations of the Code may require the Company to refer the matter to the appropriate governmental or regulatory authorities for investigation and prosecution. Moreover, any supervisor who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not immediately report it, also will be subject to disciplinary action, up to and including discharge.

Dissemination and Amendment

This Code will be distributed to each new employee, officer and director of the Company upon commencement of his or her employment or other relationship with the Company and will also be distributed annually to each employee, officer and director of the Company, and each employee, officer and director will be required to certify that he or she has received, read and understood the Code and has complied with its terms.

The Company reserves the right to amend, alter or terminate this Code at any time for any reason. The most current version of this Code can be found on the Hooper Holmes website.

HOOPER HOLMES, INC.

CERTIFICATION

I, , do hereby certify that:
(Print Name Above)

1.	I have received and carefully read the Code of Conduct and Ethics.

2.	I understand the Code of Conduct and Ethics.

3.	I have complied and will continue to comply with the terms of the Code of Conduct and Ethics.

Date:                                                                  Signature:

EACH EMPLOYEE, OFFICER AND DIRECTOR IS REQUIRED

TO SIGN, DATE AND PROMPTLY RETURN

THIS CERTIFICATION TO THE LEGAL DEPARTMENT